CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	5,855,000	754.12

January 2014 Pricing Supplement No. 2107 Registration Statement No. 333-177923 Dated January 24, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in Commodities
PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The PLUS are unsecured and unsubordinated obligations of JPMorgan Chase & Co., will pay no interest, do not guarantee any return of your principal at maturity and have the terms described in the accompanying product supplement no. 2-I, the prospectus supplement and the prospectus, as supplemented or modified by this document.  At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the basket, subject to a maximum payment at maturity.  If the basket has declined in value, at maturity investors will lose 1% for every 1% decline.  The PLUS are for investors who seek exposure to an equally weighted basket of three commodities and futures contracts on two commodities and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage feature that applies to a limited range of positive performance of the basket. At maturity, an investor will receive an amount in cash that may be greater than, equal to, or less than the stated principal amount based upon the basket closing value on the valuation date.  All payments on the PLUS are subject to the credit risk of JPMorgan Chase & Co.  The investor may lose some or all of the stated principal amount of the PLUS.
FINAL TERMS
Issuer:	JPMorgan Chase & Co.
Basket:	Basket Components	Bloomberg ticker symbol	Weighting
	Gold	GOLDLNPM	20%
	Platinum	PLTMLNPM	20%
	Palladium	PLDMLNPM	20%
	Soybean futures contracts	S 1 or S 2	20%
	WTI crude oil futures contracts	CL 1 or CL 2	20%
Aggregate principal amount:	$5,855,000
Payment at maturity:	If the final basket value is greater than the initial basket value, for each $1,000 stated principal amount PLUS,
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final basket value is less than or equal to the initial basket value, for each $1,000 stated principal amount PLUS,
$1,000 × basket performance factor
This amount will be less than or equal to the stated principal amount of $1,000 per PLUS.

The payment at maturity is subject to the impact of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and in “Risk Factors — We may accelerate your PLUS if a commodity hedging disruption event occurs” in these preliminary terms.

Leveraged upside payment:	$1,000 × leverage factor × basket percent increase
Basket percent increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	Set equal to 100 on the pricing date
Final basket value:	The basket closing value on the valuation date
Leverage factor:	200%
Basket performance factor:	final basket value / initial basket value
Maximum payment at maturity:	$1,237.00 (123.70% of the stated principal amount) per PLUS
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Commissions and issue price” below)
Pricing date:	January 24, 2014
Original issue date (settlement date):	January 29, 2014 (3 business days after the pricing date)
Valuation date:
February 24, 2015, subject to adjustment for non-trading days or certain market disruption events and as described under “Description of Notes — Postponement of a Determination Date — Least Performing Component Notes or Basket Notes” in the accompanying product supplement no. 2-I

Maturity date:
February 27, 2015, subject to postponement for certain market disruption events and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 2-I or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I.

CUSIP / ISIN:	48126NTR8 / US48126NTR88
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	J.P. Morgan Securities LLC (“JPMS”)
Terms continued on the following page
Commissions and issue price:	Price to Public(1)	Fees and Commissions(2)	Proceeds to Issuer
Per PLUS	$1,000	$20	$980
Total	$5,855,000.00	$117,100.00	$5,737,900.00
(1)	See “Additional Information about the PLUS — “Use of proceeds and hedging” in this document for information about the components of the price to public of the PLUS.
(2)
JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $20 per $1,000 stated principal amount PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”).  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-89 of the accompanying product supplement no. 2-I.

The etimated value of the PLUS on the pricing date as determined by JPMS was $967.80 per $1,000 stated principal amount PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document for additional information.
Investing in the PLUS involves a number of risks.  See “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I and “Risk Factors” beginning on page 11 of this document.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the PLUS or passed upon the accuracy or the adequacy of this document or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.
The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related product supplement no. 2-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the PLUS” at the end of this document.
Product supplement no. 2-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf
Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Terms continued from previous page:
Basket closing value:	The basket closing value on the valuation date will be calculated as follows: 100 × [1 + sum of (component return of each basket component × weighting of each such basket component)]
Component return:	(final component price – initial component price) / initial component price
Initial component price
With respect to each basket component, the component price of that basket component on the pricing date, which was $1,267 for gold, $1,443 for platinum, $745 for palladium, 1,284.75¢ for soybean futures contracts and $96.64 for WTI crude oil futures contracts

Final component price:	With respect to each basket component, the component price of that basket component on the valuation date
Component price:
With respect to gold, on any relevant day, the official afternoon fixing price of gold for delivery in London through a member of the London Bullion Market Association (the “LBMA”) authorized to effect such delivery, stated in U.S. dollars per troy ounce, as determined by the market in London on which members of the LBMA quote prices for buying and selling of gold (Bloomberg symbol: “GOLDLNPM” <Comdty>) on that day.

With respect to platinum, on any relevant day, the official afternoon fixing price of platinum for delivery in Zurich through a member of the London Platinum and Palladium Market (the “LPPM”) authorized to effect such delivery, stated in U.S. dollars per troy ounce gross, as determined and quoted on the LPPM (Bloomberg symbol:“PLTMLNPM” <Comdty>) on that day.

With respect to palladium, on any relevant day, the official afternoon fixing price of palladium for delivery in Zurich through a member of the LPPM authorized to effect such delivery, stated in U.S. dollars per troy ounce gross, as determined and quoted on the LPPM (Bloomberg symbol: “PLDMLNPM” <Comdty>) on that day.

With respect to soybean futures contracts, on any relevant day, the official settlement price per bushel of deliverable-grade soybeans on the Chicago Board of Trade (the “CBOT”) of the first nearby month futures contract, stated in U.S. cents, as made public by the CBOT (Bloomberg symbol: “S 1” <Comdty>), provided that if that day is within the notice period for delivery of soybeans under that futures contract or if that day falls on the last trading day of the first nearby month futures contract (all pursuant to the rules of the CBOT), the second nearby month futures contract (Bloomberg symbol: “S 2” <Comdty>) on that day.

With respect to WTI crude oil futures contracts, on any relevant day, the official settlement price per barrel on the New York Mercantile Exchange (the “NYMEX”) of the first nearby month futures contract for WTI crude oil, stated in U.S. dollars, as made public by the NYMEX (Bloomberg symbol: “CL1” <Comdty>), provided that if that day falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX), then the second nearby month futures contract (Bloomberg symbol: “CL2” <Comdty>) on that day.

Supplemental Terms of the Notes

For purposes of the PLUS offered by this pricing supplement, (a) the valuation date is subject to postponement as described under “Description of Notes — Postponement of a Determination Date — Least Performing Component Notes or Basket Notes” in the accompanying product supplement no. 2-I; (b) the consequences of a commodity hedging disruption event are described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I; and (c) all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Notes	PLUS
Component	Basket component
Starting Basket Level	Initial basket value
Ending Basket Level	Final basket value
Basket Closing Level	Basket closing value
Component Weight	Weighting
Initial Commodity Price / Initial Contract Price	Initial component price
Ending Commodity Price / Ending Contract Price	Final component price
Commodity Price / Contract Price	Component price

The PLUS are not futures contracts and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The PLUS are offered pursuant to an exemption from

January 2014	Page 2

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute. Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

January 2014	Page 3

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Investment Summary

Performance Leveraged Upside Securities

The PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015 (the “PLUS”) can be used:

▪	To gain access to the basket components and provide diversification of underlying asset class exposure.

▪	As an alternative to direct exposure to the basket components that enhances returns for a certain range of positive performance of the basket.

▪	To enhance returns and potentially outperform the basket in a moderately bullish scenario.

▪
To potentially achieve similar levels of upside exposure to the basket as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the basket.

Maturity:	Approximately 13 months
Leverage factor:	200%
Maximum payment at maturity:	$1,237.00 (123.70% of the stated principal amount) per PLUS
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the PLUS.
Weightings:	20% for each of gold, platinum, palladium, soybean futures contracts and WTI crude oil futures contracts

January 2014	Page 4

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Key Investment Rationale

PLUS offer leveraged exposure to an underlying asset, which may be equities, commodities and/or currencies, without any protection against negative performance of the asset.  If the asset has decreased in value, investors are fully exposed to the negative performance of the asset.  At maturity, if the asset has appreciated, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying asset, subject to the maximum payment at maturity.  At maturity, if the asset has depreciated, the investor will lose 1% for every 1% decline.  Investors may lose some or all of the stated principal amount of the PLUS.

Access
The PLUS offer exposure to an equally weighted basket composed of gold, platinum, palladium, soybean futures contracts and WTI crude oil contracts, allowing for diversification of underlying asset class exposure from traditional fixed income/U.S. equity investments.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns for a certain range of positive performance relative to a direct investment in the basket.
Upside Scenario
The basket increases in value and, at maturity, the PLUS pay the stated principal amount of $1,000 plus 200% of the basket percent increase, subject to the maximum payment at maturity of $1,237.00 (123.70% of the stated principal amount) per PLUS.

Par Scenario	The final basket value is equal to the initial basket value and, at maturity, the PLUS pay the stated principal amount of $1,000 per PLUS.
Downside Scenario
The basket declines in value and, at maturity, the PLUS pay an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decline of the final basket value from the initial basket value.  (Example: if the basket decreases in value by 20%, the PLUS will pay an amount that is less than the stated principal amount by 20%, or $800 per PLUS.)

January 2014	Page 5

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$1,000 per PLUS
Leverage factor:	200%
Maximum payment at maturity:	$1,237.00 (123.70% of the stated principal amount) per PLUS

PLUS Payoff Diagram

How it works

▪
Upside Scenario.  If the final basket value is greater than the initial basket value, for each $1,000 principal amount PLUS investors will receive the $1,000 stated principal amount plus 200% of the appreciation of the basket over the term of the PLUS, subject to the maximum payment at maturity.  Under the terms of the PLUS, an investor will realize the maximum payment at maturity at a final basket value of 111.85% of the initial basket value.

▪	Par Scenario. If the final basket value is equal to the initial basket value, investors will receive the stated principal amount of $1,000 per PLUS.

▪
Downside Scenario.  If the final basket value is less than the initial basket value, investors will receive an amount that is less than the stated principal amount by an amount proportionate to the percentage decrease of the final basket value from the initial basket value.

▪	For example, if the basket depreciates 50%, investors will lose 50% of their principal and receive only $500 per PLUS at maturity, or 50% of the stated principal amount.

The hypothetical returns and hypothetical payments on the PLUS shown above apply only if you hold the PLUS for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market.  If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

January 2014	Page 6

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Hypothetical Payouts on the PLUS at Maturity

Below are three examples of how to calculate the payment at maturity based on the hypothetical component prices in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

Example 1:  The final basket value is greater than the initial basket value, and the payment at maturity is less than the hypothetical maximum payment at maturity.

Basket component	% Weight in Basket	Hypothetical initial component price	Hypothetical final component price	Component return
Gold	20%	$1,250.00	$1,312.50.00	+5%
Platinum	20%	$1,440.00	$1,512.00	+5%
Palladium	20%	$740.00	$777.00	+5%
Soybeans futures contracts	20%	1,330.00¢	1,396.50¢	+5%
WTI crude oil futures contracts	20%	$95.00	$99.75	+5%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Starting basket level = 100

Final basket level = 100 × [1 + sum of (component return of each basket component × weighting of each such basket component)]

Using the hypothetical component prices above, the sum of the basket component return of each basket component times the weighting of each such basket component:

[($1,312.50 – $1,250.00) / $1,250.00] × 20% = 1.00%
[($1,512 – $1,440.00) / $1,440.00] × 20% = 1.00%
[($777.00 – $740.00) / $740.00] × 20% = 1.00%
[(1,396.50¢ – 1,330.00¢) / 1,330.00¢] × 20% = 1.00%
[($99.75 - $95.00) / $95.00] × 20% = 1.00%
1.00% + 1.00% + 1.00% + 1.00% + 1.00 = 5%

Ending basket level	=	100 × (1 + 5%), which equals 105

Basket percent increase	=	(105 – 100) / 100, which equals 5%

The payment at maturity will equal $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity.  The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   ×   5%   ×   200%   =   $100

Because this amount would not result in a payment at maturity that would exceed the maximum payment at maturity of $1,237 per PLUS, the payment at maturity will equal $1,000 plus the leveraged upside payment, or:

$1,000   +   $100   =   $1,100

January 2014	Page 7

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Example 2:  The final basket value is greater than the initial basket value, and the payment at maturity is equal to the hypothetical maximum payment at maturity.

Basket component	% Weight in Basket	Hypothetical initial component price	Hypothetical final component price	Component return
Gold	20%	$1,250.00	$1,437.50	+15%
Platinum	20%	$1,440.00	$1,656.00	+15%
Palladium	20%	$740.00	$851.00	+15%
Soybeans futures contracts	20%	1,330.00¢	1,529.50¢	+15%
WTI crude oil futures contracts	20%	$95.00	$109.25	+15%

Basket percent increase = (final basket value – initial basket value) / initial basket value

Starting basket level = 100

Final basket level = 100 × [1 + sum of (component return of each basket component × weighting of each such basket component)]

Using the hypothetical component prices above, the sum of the component return of each basket component times the weighting of each such basket component:

[($1,437.50 – $1,250.00) / $1,250.00] × 20% = 3.00%
[($1,656.00 – $1,440.00) / $1,440.00] × 20% = 3.00%
[($851.00 – $740.00) / $740.00] × 20% = 3.00%
[(1,529.50¢ – 1,330.00¢) / 1,330.00¢] × 20% = 3.00%
[($109.25 - $95.00) / $95.00] × 20% = 3.00%

3.00% + 3.00% + 3.00% + 3.00% + 3.00% = 15%

Ending basket level	=	100 × (1 + 15%), which equals 115

Basket percent increase	=	(110 – 100) / 100, which equals 15%

The payment at maturity will equal $1,000 plus the leveraged upside payment, subject to the maximum payment at maturity.  The leveraged upside payment will equal (i) $1,000 times (ii) the basket percent increase times (iii) the leverage factor, or:

$1,000   ×   15%   ×   200%   =   $300

Because this amount would result in a payment at maturity that would exceed the maximum payment at maturity of $1,237 per PLUS, the payment at maturity will equal the maximum payment at maturity of $1,237 per PLUS.

January 2014	Page 8

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Example 3:  The final basket value is less than or equal to the initial basket value.

Basket component	% Weight in Basket	Hypothetical initial component price	Hypothetical final component price	Component return
Gold	20%	$1,250.00	$250.00	-80%
Platinum	20%	$1,440.00	$1,512.00	+5%
Palladium	20%	$740.00	$777.00	+5%
Soybeans futures contracts	20%	1,330.00¢	1,396.50¢	+5%
WTI crude oil futures contracts	20%	$95.00	$99.75	+5%

Basket performance factor = final basket value / initial basket value

Starting basket level = 100

Final basket level = 100 × [1 + sum of (component return of each basket component × weighting of each such basket component)]

Using the hypothetical component prices above, the sum of the component return of each basket component times the weighting of each such basket component:

[($250.00 – $1,250.00) / $1,250.00] × 20% = -16.00%
[($1,512.00 – $1,440.00) / $1,440.00] × 20% = 1.00%
[($777.00 – $740.00) / $740.00] × 20% = 1.00%
[(1,396.50¢ – 1,330.00¢) / 1,330.00¢] × 20% = 1.00%
[($99.75 - $95.00) / $95.00] × 20% = 1.00%

-16.00% + 1.00% + 1.00% + 1.00% + 1.00% = -12.00%

Ending basket level	=	100 × (1 + (-12%)), which equals 88

Basket performance factor	=	88 / 100, which equals 88.00%

In the above example, the final component prices of all the basket components except for gold (with a combined weighting of 80% of the basket) are each higher than their respective initial component prices, but the final component price of gold (with a weighting of 20% of the basket) is lower than its initial component price.  Accordingly, although the final component prices of 80% of the basket components (by weight) have increased in value over their respective initial component prices, the final component price of the other 20% (by weight) of the basket has declined and, because it has declined significantly, its decline more than offsets the increases in the other basket components and, consequently, the basket performance factor is less than 100%.

Because the final basket value is less than or equal to the initial basket value in this example, the payment at maturity per PLUS will equal $1,000 times the basket performance factor; or

($1,000     ×     88.00%)     =      $880

The payment at maturity per PLUS will be $880, which is less than the stated principal amount by an amount that is proportionate to the percentage decline in the basket.

January 2014	Page 9

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” beginning on page PS-16 of the accompanying product supplement no. 2-I.  We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the PLUS.

▪
PLUS do not pay interest or guarantee the return of any principal and your investment in the PLUS may result in a loss.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final basket value is less than the initial basket value, the payment at maturity will be an amount in cash that is less than the stated principal amount of each PLUS by an amount proportionate to the decrease in the value of the basket and may be zero.

▪
The appreciation potential of the PLUS is limited by the maximum payment at maturity.  The appreciation potential of the PLUS is limited by the maximum payment at maturity of $1,237.00 (123.70% of the stated principal amount) per PLUS.  Although the leverage factor provides 200% exposure to any increase in the final basket value as compared to the initial basket value on the valuation date, because the maximum payment at maturity will be limited to 123.70% of the stated principal amount for the PLUS, any increase in the final basket value by more than 11.85% will not further increase the return on the PLUS.

▪
The PLUS are subject to the credit risk of JPMorgan Chase & Co., and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the PLUS.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the PLUS.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads determined by the market for taking our credit risk is likely to adversely affect the market value of the PLUS.  If we were to default on our payment obligations, you may not receive any amounts owed to you under the PLUS and you could lose your entire investment.

▪
Economic interests of the issuer, the calculation agent, the agent of the offering of the PLUS and other affiliates of the issuer may be different from those of investors.  We and our affiliates play a variety of roles in connection with the issuance of the PLUS, including acting as calculation agent and as an agent of the offering of the PLUS, hedging our obligations under the PLUS and making the assumptions used to determine the pricing of the PLUS and the estimated value of the PLUS, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the PLUS.  The calculation agent has determined the initial basket value, will determine the final basket value, whether a market disruption event has occurred and whether a commodity hedging disruption event has occurred and will calculate the amount of payment you will receive at maturity, if any.  Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and commodity hedging disruption events, may affect the payment to you at maturity.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the PLUS and the value of the PLUS.  It is possible that hedging or trading activities of ours or our affiliates in connection with the PLUS could result in substantial returns for us or our affiliates while the value of the PLUS declines.  Please refer to “Risk Factors” in the accompanying product supplement no. 2-I for additional information about these risks.

▪
Correlation (or lack of correlation) of performances among the basket components may reduce the performance of the basket, and changes in the prices of the basket components may offset each other.  The PLUS are linked to an equally weighted basket consisting of three commodities and futures contracts on two commodities.  Movements and performances of the basket components may or may not be correlated with each other.  At a time when the price of one or more of the basket components increases, the price of the other basket components may not increase as much or may decline.  Therefore, in calculating the final basket value, increases in the value of one or more of the basket components may be moderated, or more than offset, by the lesser increases or declines in the values of the other basket components. High correlation of movements in the prices of the basket components during periods of negative returns could have an adverse effect on your return on your investment. There can be no assurance that the final basket value will be greater than the initial basket value.

▪
We may accelerate your PLUS if a commodity hedging disruption event occurs.  If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the PLUS due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your PLUS and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent.  If the payment on your PLUS is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  Please see "“General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I for more information.

▪	Commodity futures contracts are subject to uncertain legal and regulatory regimes. Commodity futures contracts are subject to legal and regulatory regimes in the United States and, in some cases, in

January 2014	Page 10

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

other countries that may change in ways that could adversely affect our ability to hedge our obligations under the PLUS and affect the values of the commodity futures contract included in the basket.  Any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was enacted on July 21, 2010, may have a substantial adverse effect on the value of your PLUS.  Additionally, under authority provided by the Dodd-Frank Act, the U.S. Commodity Futures Trading Commission on November 5, 2013 proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts.  The limits will apply to a person’s combined position in futures, options, and swaps on the same underlying commodity.  The rules also would set new aggregation standards for purposes of these position limits and would specify the requirements for designated contract markets and swap execution facilitates to impose position limits on contracts traded on those markets.  The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for those commodity-based futures contracts.  Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the PLUS resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your PLUS.  See “We may accelerate your PLUS if a commodity hedging disruption event occurs” above.

▪
Commodity prices are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the basket components.  Market prices of commodities and commodity futures contracts tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the prices of the basket components.  The prices of the basket components are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds.  These additional variables may create additional investment risks that cause the value of the PLUS to be more volatile than the values of traditional securities.  As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities.  Many commodities are also highly cyclical.  The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

▪
The PLUS do not offer direct exposure to commodity spot prices of WTI crude oil or soybeans. The PLUS are linked in part to commodity futures contracts on WTI crude oil and soybeans, but not to the physical commodities (or their spot prices) on which they are based. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the PLUS may underperform a similar investment that is linked solely to commodity spot prices.

▪
Suspension or disruptions of market trading in the commodity markets and related futures markets may adversely affect the prices of the basket components, and therefore, the value of the PLUS.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in options futures contract prices that may occur during a single business day. These limits are generally referred to as "daily price fluctuation limits" and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a "limit price." Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the prices of the basket components and, therefore, the value of your PLUS.

▪
Owning the PLUS is not the same as owning any basket component.  The return on your PLUS will not reflect the return you would realize if you actually held the basket components.  As a result, a holder of the PLUS will not have any direct or indirect rights to any basket component.

▪
The market price of gold will affect the value of the PLUS.  The price of gold is primarily affected by the global demand for and supply of gold.  The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral

January 2014	Page 11

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

institutions which hold gold.  Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market.

▪
The market price of platinum will affect the value of the PLUS.  Platinum prices are primarily affected by the global demand for and supply of platinum. However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for over 90% of production), the size and availability of the Russian platinum stockpiles and the economic situation of the main consuming countries. Platinum is used in a variety of industries, primarily the automotive industry. Demand for platinum from the automotive industry, which uses platinum as a catalytic converter, accounts for a significant percentage of the industrial use of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary non-industrial use of platinum is jewelry.

▪
The market price of palladium will affect the value of the PLUS.  The price of palladium has fluctuated widely over the past several years. Because the Palladium supply is both limited and concentrated, any disruptions in the palladium supply tend to have an exaggerated effect on the price of palladium. Key factors that may influence prices are the policies and production and cost levels in the most important palladium-producing countries, in particular, Russia, South Africa  and Canada (which together account for over 80% of production), the size and availability of the Russian palladium stockpiles, global supply and demand as well as the economic situation of the main consuming countries. The possibility of large-scale distress sales of palladium in times of crises may also have a short-term negative impact on the price of palladium and may adversely affect the value of the notes.  Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium as a catalytic converter, accounts for more than 50% of the industrial use of palladium, and a renewed decline in the global automotive industry may impact the price of palladium and affect the value of the notes. Palladium is also used in the electronics, dental and jewelry industries.

▪
The market price of soybeans will affect the value of the PLUS.  Soybean prices are primarily affected by weather and crop growing conditions generally and the global demand for and supply of soybeans.  In addition, prices for soybeans are affected by governmental and intergovernmental programs and policies regarding trade, agriculture and energy, specifically, and fiscal and monetary issues, more generally. Soy biodiesel, animal agriculture, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  Such alternative uses may be dependent on governmental action, such as subsidies or tariffs, and technological innovation.  Extrinsic factors such as natural disasters, pestilence, scientific developments, wars and political and civil upheavals also affect soybean prices.  The United States, Argentina and Brazil are the three biggest suppliers of soybean crops.

▪
The market price of WTI crude oil will affect the value of the PLUS.  The price of WTI crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).  It is not possible to predict the aggregate effect of all or any combination of these factors.

January 2014	Page 12

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

▪
A decision by an exchange on which the futures contracts included in the basket are traded to increase margin requirements may affect the value of the basket.  If an exchange on which the futures contract included in the basket are traded increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the value of the basket to decline significantly.

▪
JPMS’s estimated value of the PLUS is lower than the original issue price (price to public) of the PLUS.  JPMS’s estimated value is only an estimate using several factors.  The original issue price of the PLUS exceeds JPMS’s estimated value because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.  JPMS’s estimated value of the PLUS is determined by reference to JPMS’s internal pricing models.  This estimated value is based on market conditions and other relevant factors existing at the time of pricing and JPMS’s assumptions about market parameters, which can include volatility, interest rates and other factors.  Different pricing models and assumptions could provide valuations for PLUS that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the PLUS could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy PLUS from you in secondary market transactions.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the PLUS as well as the higher issuance, operational and ongoing liability management costs of the PLUS in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the PLUS to be more favorable to you.  In addition, JPMS’s estimated value might be lower if it were based on the interest rate implied by our conventional fixed-rate credit spreads.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the PLUS and any secondary market prices of the PLUS.  See “Additional Information about the PLUS — JPMS’s estimated value of the PLUS” in this document.

▪
The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period. We generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Additional Information about the PLUS — Secondary market prices of the PLUS” in this document for additional information relating to this initial period.  Accordingly, the estimated value of your PLUS during this initial period may be lower than the value of the PLUS as published by JPMS (and which may be shown on your customer account statements).

▪
Secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS.  Any secondary market prices of the PLUS will likely be lower than the original issue price of the PLUS because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the PLUS.  As a result, the price, if any, at which JPMS will be willing to buy PLUS from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the PLUS.

The PLUS are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your PLUS to maturity.  See “— Secondary trading may be limited” below.

▪
Secondary market prices of the PLUS will be impacted by many economic and market factors.  The secondary market price of the PLUS during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the basket closing value, including:

o	any actual or potential change in our creditworthiness or credit spreads,

January 2014	Page 13

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

o	customary bid-ask spreads for similarly sized trades,

o	secondary market credit spreads for structured debt issuances,

o	the actual and expected volatility of the basket components

o	supply and demand trends for the basket components;

o	the time to maturity of the PLUS;

o	the actual and expected positive or negative correlation among the basket components, or the actual or expected absence of any such correlation;

o	interest and yield rates in the market generally, and

o	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the PLUS, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the PLUS, if any, at which JPMS may be willing to purchase your PLUS in the secondary market.

▪
Hedging and trading activities by the issuer and its affiliates could potentially affect the value of the PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the PLUS on or prior to the pricing date and prior to maturity could have adversely affected and may continue to adversely affect the value of the basket and, as a result, could decrease the amount an investor may receive on the PLUS at maturity.  Any of these hedging or trading activities on or prior to the pricing date could potentially have affected the initial basket value and, therefore, could potentially increase the level that the final basket value must reach before you receive a payment at maturity that exceeds the issue price of the PLUS.  Additionally, these hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the final basket value and, accordingly, the amount of cash an investor will receive at maturity.  It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the PLUS declines.

▪
Secondary trading may be limited.  The PLUS will not be listed on a securities exchange.  There may be little or no secondary market for the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  JPMS may act as a market maker for the PLUS, but is not required to do so.  Because we do not expect that other market makers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which JPMS is willing to buy the PLUS.  If at any time JPMS or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the PLUS.

▪
The tax consequences of an investment in the PLUS are uncertain.  There is no direct legal authority as to the proper U.S. federal income tax characterization of the PLUS, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”).  The IRS might not accept, and a court might not uphold, the treatment of the PLUS described in “Additional Information about the PLUS―Additional Provisions―Tax considerations” in this document and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I.  If the IRS were successful in asserting an alternative treatment for the PLUS, the timing and character of any income or loss on the PLUS could differ materially and adversely from our description herein.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

January 2014	Page 14

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Basket Overview

The basket is an equally weighted basket composed of two commodities and futures contracts on two commodities.

Basket component information as of January 24, 2014
	Bloomberg Ticker Symbol	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
Gold (in U.S. dollars)	GOLDLNPM	$1,267.00	$1,671 (on 1/24/2013)	$1,677.50 (on 1/30/2013)	$1,192.00 (on 6/28/2013)	20%
Platinum (in U.S. dollars)	PLTMLNPM	$1,443.00	$1,680 (on 1/24/2013)	$1,736.00 (on 2/7/2013)	$1,317.00 (on 6/28/2013)	20%
Palladium (in U.S. dollars)	PLDMLNPM	$745.00	$722 (on 1/24/2013)	$774.00 (on 3/15/2013)	$643.00 (on 6/27/2013)	20%
Soybean futures contracts (in U.S. cents)	S 1 or S 2*	1,284.75¢	1,435.25¢ (on 1/24/2013)	1,613.25¢ (on 7/9/2013)	1,259.25¢ (on 11/5/2013)	20%
WTI crude oil futures contracts (in U.S. dollars)	CL 1 or CL 2*	$96.64	$95.95 (on 1/24/2013)	$110.53 (on 9/6/2013)	$86.68 (on 4/17/2013)	20%

* The historical information presented below with respect to Soybean futures contracts and WTI crude oil futures contracts reflects Bloomberg Ticker Symbols “S 1” and “CL 1”, respectively, and does not reflect Bloomberg Ticker Symbols “S 2” and “CL 2”, respectively.

The following graph is calculated to show the performance of the basket during the period from January 2, 2009 through January 24, 2014, assuming the basket components are weighted as set out above such that the initial basket value was 100 was on January 2, 2009, and illustrates the effect of the offset and/or correlation among the basket components during that period.  The graph does not take into account the leverage factor on the PLUS or the maximum payment at maturity, nor does it attempt to show your expected return on an investment in the PLUS.  You cannot predict the future performance of any basket component or of the basket as a whole, or whether increases in the price of any basket component will be offset by decreases in the prices of the other basket components.  The historical price performance of the basket and the degree of correlation between the price trends of the basket components (or lack thereof) should not be taken as an indication of its future performance.

Historical Basket Performance January 2, 2009 through January 24, 2014

January 2014	Page 15

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

The following graphs set forth the official daily prices, for each of the basket components for the period from January 2, 2009 through January 24, 2014.  The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket component for each quarter in the same period.  The component prices on January 24, 2014 were, in the case of gold, $1,267.00, in the case of platinum, $1,443.00, in the case of palladium, $745.00, in the case of soybean futures contracts, 1,284.75¢ and in the case of WTI crude oil futures contracts, $96.64.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket components should not be taken as an indication of future performance, and no assumption can be given as to the component prices and basket closing value on the valuation date.  We cannot give you any assurance that the basket will appreciate over the term of the PLUS so that you do not suffer a loss on your initial investment in the PLUS.

Daily Official Settlement Prices of Gold January 2, 2009 through January 24, 2014

Gold (in U.S. dollars)	High	Low	Period End
2009
First Quarter	989.00	810.00	916.50
Second Quarter	981.75	870.25	934.50
Third Quarter	1,018.50	908.50	995.75
Fourth Quarter	1,212.50	1,003.50	1,087.50
2010
First Quarter	1,153.00	1,058.00	1,115.50
Second Quarter	1,261.00	1,123.50	1,244.00
Third Quarter	1,307.50	1,157.00	1,307.00
Fourth Quarter	1,421.00	1,313.50	1,405.50
2011
First Quarter	1,447.00	1,319.00	1,439.00
Second Quarter	1,552.50	1,418.00	1,505.50
Third Quarter	1,895.00	1,483.00	1,620.00
Fourth Quarter	1,795.00	1,531.00	1,531.00
2012
First Quarter	1,781.00	1,598.00	1,662.50
Second Quarter	1,677.50	1,540.00	1,598.50
Third Quarter	1,784.50	1,556.25	1,776.00
Fourth Quarter	1,791.75	1,650.50	1,657.50
2013
First Quarter	1,693.75	1,574.00	1,598.25
Second Quarter	1,583.50	1,192.00	1,192.00

January 2014	Page 16

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Gold (in U.S. dollars)	High	Low	Period End
Third Quarter	1,419.50	1,212.75	1,326.50
Fourth Quarter	1,361.00	1,195.25	1,204.50
2014
First Quarter (Through January 24, 2014)	1,267.00	1,221.00	1,267.00

January 2014	Page 17

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Platinum January 2, 2009 through January 24, 2014

Platinum (in U.S. dollars)	High	Low	Period End
2009
First Quarter	1,152.00	918.00	1,124.00
Second Quarter	1,275.00	1,076.00	1,186.00
Third Quarter	1,339.00	1,095.00	1,287.00
Fourth Quarter	1,494.00	1,269.00	1,461.00
2010
First Quarter	1,645.00	1,475.00	1,645.00
Second Quarter	1,752.00	1,492.00	1,532.00
Third Quarter	1,662.00	1,494.00	1,662.00
Fourth Quarter	1,786.00	1,636.00	1,755.00
2011
First Quarter	1,858.00	1,697.00	1,773.00
Second Quarter	1,858.00	1,679.00	1,722.00
Third Quarter	1,887.00	1,511.00	1,511.00
Fourth Quarter	1,661.00	1,354.00	1,354.00
2012
First Quarter	1,729.00	1,403.00	1,640.00
Second Quarter	1,659.00	1,402.00	1,428.00
Third Quarter	1,697.00	1,390.00	1,668.00
Fourth Quarter	1,711.00	1,527.00	1,527.00
2013
First Quarter	1,736.00	1,551.00	1,576.00
Second Quarter	1,579.00	1,317.00	1,317.00
Third Quarter	1,546.00	1,327.00	1,411.00
Fourth Quarter	1,477.00	1,321.00	1,357.00
2014
First Quarter (through January 24, 2014)	1,470.00	1,388.00	1,443.00

January 2014	Page 18

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Palladium January 2, 2009 through January 24, 2014

Palladium (in U.S. dollars)	High	Low	Period End
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	395.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter	842.00	614.00	614.00
Fourth Quarter	681.00	549.00	630.00
2012
First Quarter	722.00	616.00	651.00
Second Quarter	681.00	576.00	578.00
Third Quarter	702.00	565.00	642.00
Fourth Quarter	704.00	593.00	704.00
2013
First Quarter	774.00	673.00	770.00
Second Quarter	773.00	643.00	643.00
Third Quarter	762.00	669.00	726.00
Fourth Quarter	758.00	697.00	716.00
2014
First Quarter (Through January 24, 2014)	749.00	723.00	745.00

January 2014	Page 19

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of Soybean Futures Contracts January 2, 2009 through January 24, 2014

Soybean futures contracts (in U.S. cents)	High	Low	Period End
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter	1,451.00	1,270.00	1,410.25
Second Quarter	1,414.50	1,306.25	1,306.25
Third Quarter	1,449.00	1,179.00	1,179.00
Fourth Quarter	1,270.00	1,100.00	1,198.50
2012
First Quarter	1,403.00	1,160.00	1,403.00
Second Quarter	1,512.75	1,340.00	1,512.75
Third Quarter	1,771.00	1,532.25	1,601.00
Fourth Quarter	1,570.50	1,383.25	1,418.75
2013
First Quarter	1,514.75	1,389.00	1,404.75
Second Quarter	1,564.50	1,361.75	1,564.50
Third Quarter	1,613.25	1,282.75	1,282.75
Fourth Quarter	1,346.50	1,259.25	1,312.50
2014
First Quarter (Through January 24, 2014)	1,339.00	1,277.00	1,284.75

January 2014	Page 20

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Daily Official Settlement Prices of WTI Crude Oil Futures Contracts January 2, 2009 through January 24, 2014

WTI crude oil futures contracts (in U.S. dollars)	High	Low	Period End
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter	74.37	59.52	70.61
Fourth Quarter	81.37	69.51	79.36
2010
First Quarter	83.76	71.19	83.76
Second Quarter	86.84	68.01	75.63
Third Quarter	82.55	71.63	79.97
Fourth Quarter	91.51	79.49	91.38
2011
First Quarter	106.72	84.32	106.72
Second Quarter	113.93	90.61	95.42
Third Quarter	99.87	79.20	79.20
Fourth Quarter	102.59	75.67	98.83
2012
First Quarter	109.77	96.36	103.02
Second Quarter	106.16	77.69	84.96
Third Quarter	99.00	83.75	92.19
Fourth Quarter	92.48	84.44	91.82
2013
First Quarter	97.94	90.12	97.23
Second Quarter	98.44	86.68	96.56
Third Quarter	110.53	97.99	102.33
Fourth Quarter	104.10	92.30	98.42
2014
First Quarter (Through January 24, 2014)	97.32	91.66	96.64

January 2014	Page 21

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Additional Information about the PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Postponement of maturity date:
If the scheduled maturity date is not a business day, then the maturity date will be the following business day.  If the scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than three business days prior to the scheduled maturity date, the maturity date of the PLUS will be postponed to the third business day following the valuation date as postponed.

Consequences of a hedging disruption event:
If the payment on your PLUS is accelerated due to the occurrence of a commodity hedging disruption event, we will pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent.  Under these circumstances, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment.  See “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Early Acceleration of Payment on the Notes” in the accompanying product supplement no. 2-I and “Risk Factors — We may accelerate your PLUS if a commodity hedging disruption event occurs” in these preliminary terms.

Minimum ticketing size:	$1,000 / 1 PLUS
JPMS’s estimated value of the PLUS:
JPMS’s estimated value of the PLUS set forth on the cover of this document is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the PLUS, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the PLUS.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your PLUS in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Risk Factors — JPMS’s estimated value is not determined by reference to credit spreads for our conventional fixed-rate debt.”  The value of the derivative or derivatives underlying the economic terms of the PLUS is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the PLUS on the pricing date is based on market conditions and other relevant factors and assumptions existing at that time.  See “Risk Factors — JPMS’s estimated value does not represent future values of the PLUS and may differ from others’ estimates.”

JPMS’s estimated value of the PLUS is lower than the original issue price of the PLUS because costs associated with selling, structuring and hedging the PLUS are included in the original issue price of the PLUS.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS and the estimated cost of hedging our obligations under the PLUS.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the PLUS.  See “Risk Factors — JPMS’s estimated value of the PLUS is lower than the original issue price (price to public) of the PLUS” in this document.

Trustee:	Deutsche Bank Trust Company Americas (formerly Bankers Trust Company)
Calculation Agent:	JPMS
Secondary market prices of the PLUS:
For information about factors that will impact any secondary market prices of the PLUS, see “Risk Factors — Secondary market prices of the PLUS will be impacted by many economic and market factors” in this document.  In addition, we generally expect that some of the costs included in the original issue price of the PLUS will be partially paid back to you in connection with any repurchases of your PLUS by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the PLUS.  The length of any such initial period reflects the structure of the PLUS, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the PLUS and when these costs are incurred, as determined by JPMS.  See “Risk Factors — The value of the PLUS as published by JPMS (and which may be reflected on customer account statements) may be higher than JPMS’s then-current estimated value of the PLUS for a limited time period.”

Tax considerations:
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax

January 2014	Page 22

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the PLUS.

Based on current market conditions, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, your PLUS should be treated as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your PLUS should be treated as long-term capital gain or loss if you hold your PLUS for more than a year, whether or not you are an initial purchaser of PLUS at the issue price.  However, the IRS or a court may not respect this treatment of the PLUS, in which case the timing and character of any income or loss on the PLUS could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments and the issues presented by this notice.

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the PLUS.

The PLUS are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the PLUS.  See “How the PLUS Work” and “Hypothetical Payments on the PLUS at Maturity” in this document for an illustration of the risk-return profile of the PLUS and “Basket Overview” in this document for a description of the market exposure provided by the PLUS.

The original issue price of the PLUS is equal to JPMS’s estimated value of the PLUS plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the PLUS, plus the estimated cost of hedging our obligations under the PLUS.

For purposes of the PLUS offered by this document, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. MS-2-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying product supplement no. 2-I.
Validity of the PLUS:
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the PLUS offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such PLUS will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the PLUS and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

Supplemental plan of distribution:
Subject to regulatory constraints, JPMS intends to use its reasonable efforts to offer to purchase the PLUS in the secondary market, but is not required to do so.

We or our affiliate may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the PLUS and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” above and “Use of

January 2014	Page 23

PLUS Based on the Performance of an Equally Weighted Basket of Three Commodities and Futures Contracts on Two Commodities due February 27, 2015
Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities

Proceeds and Hedging” on page PS-43 of the accompanying product supplement no. 2-I.
Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (800) 869-3326).

Where you can find more information:
You should read this document together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these PLUS are a part, and the more detailed information contained in product supplement no. 2-I dated November 14, 2011.

This document, together with the documents listed below, contains the terms of the PLUS, supplements the preliminary terms related hereto and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, stand-alone fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 2-I, as the PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

• Product supplement no. 2-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007591/e46165_424b2.pdf

• Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

• Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.

As used in this document, the “Company,” “we,” “us,” and “our” refer to JPMorgan Chase & Co.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

January 2014	Page 24